Exhibit 16.1

May 2, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:  Riverbend Telecom, Inc.

Dear Sirs:

We have read Item 4 of Riverbend Telecom, Inc. Form 8-K, dated May 2, 2005 and are in agreement with the statements contained in paragraphs 4(b) and (c) therein as they relate to us.

/s/ Coulter & Justus, P.C.

COULTER & JUSTUS, P.C.